EXHIBIT 99.1

                    NVC LIGHTING INVESTMENT HOLDINGS LIMITED
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2004

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                                TABLE OF CONTENTS



                                                                         PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM................... 1

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheet, December 31, 2004............................. 2
Consolidated Statements of Operations,
  For the Years Ended December 31, 2004 and 2003.......................... 3
Consolidated Statements of Members' Equity,
  For the Years Ended December 31, 2004 and 2003.......................... 4
Consolidated Statements of Cash Flows,
  For the Years Ended December 31, 2004 and 2003.......................... 5
Notes to the Consolidated Financial Statements............................ 7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INDEPENDENT AUDITORS' REPORT
TO THE BOARD OF DIRECTORS AND MEMBERS OF
NVC LIGHTING INVESTMENT HOLDINGS LIMITED

(INCORPORATED IN HONG KONG SPECIAL ADMINISTRATIVE REGION WITH LIMITED LIABILITY)

We have audited the accompanying consolidated balance sheet of NVC Lighting Investment Holdings Limited and subsidiaries (the "Company") as of December 31, 2004 and the related consolidated statements of operations, statements of members' equity and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph above present fairly, in all material respects, the financial position of NVC Lighting Investment Holdings Limited and subsidiaries as of December 31, 2004 and the results of their operations and cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.





/s/ MURRELL, HALL, MCINTOSH & CO., PLLP
---------------------------------------

Oklahoma City, Oklahoma
April 9, 2005

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2004
                            (EXPRESSED IN US DOLLARS)

                                     ASSETS

                                 CURRENT ASSETS:



   Cash and equivalents                                              $ 3,769,718
   Accounts receivable -
      Trade, net of allowance for bad debts of $217,970                1,709,861
      Other                                                              516,837
   Inventories                                                         7,071,261
   Advances to suppliers                                                 232,327
   Deposit and prepayments                                               500,619
                                                                     -----------

      Total current assets                                            13,800,623
                                                                     -----------

INVESTMENT - LONG TERM BANK DEPOSIT                                      157,005
                                                                     -----------

PROPERTY, PLANT AND EQUIPMENT:

   Fixed assets, net of accumulated depreciation                       1,026,806
   Construction-in-progress                                            2,678,363
                                                                     -----------

                                                                       3,705,169

OTHER ASSETS:
   Distribution agreements, net of accumulated amortization
    of $994,366                                                        4,198,870
                                                                     -----------

                                                                     $21,861,667
                                                                     ===========



                         LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:



   Accounts payable and accrued expenses                             $14,688,301
   Advances from customers                                               847,533
   Amounts due to directors                                              570,686
   Other taxes payable                                                 2,158,232
                                                                     -----------
      Total current liabilities                                       18,264,752
                                                                     -----------


MINORITY INTEREST                                                         83,576
                                                                     -----------

MEMBERS' EQUITY:

   Registered capital                                                  1,410,256
   Capital reserve                                                       725,284
   Retained earnings                                                   1,377,799
                                                                     -----------
                                                                       3,513,339
                                                                     -----------

                                                                     $21,861,667
                                                                     ===========


   The accompanying notes are an integral part of these financial statements.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                            (EXPRESSED IN US DOLLARS)



                                                  2004            2003
                                                  ----            ----


SALES                                         $ 55,394,520    $ 30,598,374
COST OF GOODS SOLD                              38,539,315      21,104,524
                                              ------------    ------------
   GROSS PROFIT                                 16,855,205       9,493,850
                                              ------------    ------------

OPERATING EXPENSES:

   Selling expenses                              6,146,591       4,010,321
   Administrative expenses                       3,976,993       2,273,943

   Depreciation and amortization expense           119,008          95,570
                                              ------------    ------------
      Total operating expenses                  10,242,592       6,379,834
                                              ------------    ------------
INCOME FROM OPERATIONS                           6,612,613       3,114,016
                                              ------------    ------------
OTHER INCOME (EXPENSE):

   Other revenues                                  677,809         153,521
   Interest income (expense)                          (411)          6,975
                                              ------------    ------------
TOTAL OTHER INCOME                                 677,398         160,496
                                              ------------    ------------
INCOME BEFORE INCOME TAXES                       7,290,011       3,274,512
PROVISION FOR INCOME TAXES                            --              --
                                              ------------    ------------
NET INCOME BEFORE MINORITY INTERESTS             7,290,011       3,274,512
MINORITY INTERESTS IN EARNINGS                    (184,984)        (74,699)
                                              ------------    ------------
NET INCOME                                    $  7,105,027    $  3,199,813
                                              ============    ============


   The accompanying notes are an integral part of these financial statements.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                            (EXPRESSED IN US DOLLARS)



                                     REGISTERED       CAPITAL        RETAINED       MINORITY    TOTAL MEMBERS'
                                      CAPITAL         RESERVE        EARNINGS       INTERESTS      EQUITY
--------------------------------------------------------------------------------------------------------------
Balance at December 31, 2002         $ 1,410,256    $   230,464    $ 1,020,865    $    38,462    $ 2,700,047
Net income for the year ended
 December 31, 2003                          --             --        3,199,813         74,699      3,274,512
Transfer from/(to) capital reserve          --          460,911       (474,093)        13,182           --
Distribution to members:

   Distribution of net assets               --         (265,148)    (1,502,507)          --       (1,767,655)
   Dividend paid                            --             --       (2,328,000)       (72,000)    (2,400,000)
                                     -----------    -----------    -----------    -----------    -----------

Balance at December 31, 2003           1,410,256        426,227        (83,922)        54,343      1,806,904
Net income for the year ended
 December 31, 2004                          --             --        7,105,027        184,984      7,290,011
Transfer from/(to) capital reserve          --          299,057       (308,306)         9,249           --
Distribution to members:
   Dividend paid                            --             --       (5,335,000)      (165,000)    (5,500,000)
                                     -----------    -----------    -----------    -----------    -----------

Balance at December 31, 2004         $ 1,410,256    $   725,284    $ 1,377,799    $    83,576    $ 3,596,915
                                     ===========    ===========    ===========    ===========    ===========


   The accompanying notes are an integral part of these financial statements.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                            (EXPRESSED IN US DOLLARS)



                                                                2004           2003
                                                                ----           ----

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                   $ 7,105,027    $ 3,199,813
Adjustments to reconcile net income to net cash provided
 by provided by operating activities -

     Amortization of distribution agreements                     504,228        325,081
     Depreciation                                                256,023        200,543
     Minority interests in earnings                              184,984         74,699
Changes in assets and liabilities:
 (Increase) decrease in -

     Accounts receivable, trade                                 (647,526)       440,281
     Other receivables                                           348,132       (542,374)
     Inventories                                              (5,213,224)        57,143
     Advances to suppliers                                      (195,010)         4,895
     Prepayments                                                (500,619)          --
     Amount due from a related company                            46,845        (46,845)
 Increase in -
     Accounts payable and accrued expenses                     4,724,169      4,103,971
     Advances from customers                                     293,005        301,823
     Tax payable                                               1,104,502        965,834
                                                             -----------    -----------
     Net cash provided by operating activities                 8,010,536      9,084,864
                                                             -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Construction-in-progress                                    (2,368,460)      (309,903)
  Intangible assets                                           (1,811,594)    (1,570,048)
  Purchases of fixed assets                                     (593,157)      (356,850)
                                                             -----------    -----------
     Net cash (used in) investing activities                  (4,773,211)    (2,236,801)
                                                             -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances from directors                                        374,969        671,222
  Repayments of long-term debts                                   (4,042)        (9,545)
  Dividends paid                                              (5,500,000)    (2,400,000)
                                                             -----------    -----------
     Net cash (used in) financing activities                  (5,129,073)    (1,738,323)
                                                             -----------    -----------
NET INCREASE (DECREASE) IN CASH                               (1,891,748)     5,109,740

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                   5,661,466        551,726
                                                             -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                       $ 3,769,718    $ 5,661,466
                                                             ===========    ===========


   The accompanying notes are an integral part of these financial statements.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                            (EXPRESSED IN US DOLLARS)


                                                                2004           2003
                                                                ----           ----

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Distribution of net assets                                   $       -      $ 1,767,655
                                                             ===========    ===========
Interest paid                                                $     1,938    $     1,864
                                                             ===========    ===========
Income taxes paid                                            $       -      $       -
                                                             ===========    ===========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Pursuant to the reorganization of the Company, NVC Lighting Company Limited ceased operations on April 30, 2003, and distributed certain net assets totaling $1,767,655 to its members. On May 1, 2003, the business operations of NVC Lighting were transferred to NVC Industrial Development Company Limited.

   The accompanying notes are an integral part of these financial statements.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (EXPRESSED IN US DOLLARS)

1. DESCRIPTION OF BUSINESS

                             NATURE OF ORGANIZATION

NVC Lighting Investment Holdings Limited ("NVC Holdings") was incorporated in the Hong Kong Special Administrative Region in The People's Republic of China ("PRC"), as a private limited liability company on June 11, 2004 with an authorized capital of $10,256,410 (HK$80,000,000) divided into 80,000,000 ordinary shares of par value $0.12 (HK$1.00) each.

Pursuant to the reorganization and restructuring of the Company, NVC Lighting Company Limited ("NVC Lighting") ceased operations on April 30, 2003 and, on the same date, certain net assets were distributed totaling $1,767,655 to the registered equity holders. On May 1, 2003, the business operations of NVC Lighting were transferred to NVC Industrial Development Company Limited ("NVC Industrial").

On June 13, 2004 NVC Holdings acquired 97% of the outstanding registered capital of NVC Industrial and 100% of the registered capital of NVC Lighting.

The above two transactions were treated as recapitalization of the existing business in accordance with the requirements of Financial Accounting Standards Opinion No. 141, BUSINESS COMBINATION, EXHIBIT D. The effect of these recapitalizations was rolled back to December 31, 2002 for financial reporting purposes.

NVC Holdings and its two subsidiaries, NVC Industrial and NVC Lighting are hereinafter collectively referred to as the "Company" or "NVC Group".

NVC Industrial Development Company Limited was registered as a limited liability Sino-foreign joint investment enterprise on January 28, 2003 in Huizhou, Guangdong Province, in the PRC with a registered capital of $1,282,051 (HK$10,000,000) and a defined period of existence of 15 years to January 27, 2018

NVC Lighting Company Limited was registered as a limited liability company on November 13, 1998 in Huizhou, Guangdong Province in the PRC with a registered capital of $120,773 (Rmb.1,000,000) and a defined period of existence of 6 years to November 12, 2004. The registered capital was held by Wu Chang-jiang as to 45% or $54,347 (Rmb.450,000), Hu Yong-hong as to 27.5% or $33,213 (Rmb.275,000)
and Du Gang as to 27.5% or $33,213 (Rmb.275,000) in trust for and on behalf of NVC Holdings. On May 1, 2003, the business operations of NVC Lighting were transferred to NVC Industrial Development Company Limited ("NVC Industrial").

                             DESCRIPTION OF BUSINESS

The principal activities of the Company are investment holdings, manufacturing and distribution of lighting products. The principal activities of the Company's subsidiaries, NVC Industrial and NVC Lighting, are manufacturing and distribution of lighting products. NVC Group's has operations in The People's Republic of China, Europe, the Middle East and Hong Kong.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (EXPRESSED IN US DOLLARS)

1. DESCRIPTION OF BUSINESS, CONTINUED

As a result of the restructuring and re-organization of the NVC Group, certain of the NVC Lighting's assets and liabilities together with the business then in existence as of April 30, 2003, were distributed in kind to the three registered equity holders on record in proportion to their relative equity holdings as of that date. Pursuant to the Tax Clearance Certificate issued by the Huizhou Municipal Government Tax Authority on May 6, 2003, NVC Lighting ceased its operations and all of its tax liabilities were cleared with the local tax authority.

2. BASIS OF PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

The Company's consolidated financial statements include the accounts of NVC Lighting Investment Holdings Limited, its 97% owned subsidiary, NVC Industrial Development Company Limited and its 100% owned subsidiary, NVC Lighting Company Limited, after elimination of all material intercompany accounts, transactions, and profits. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements are prepared under the historical cost convention. This basis of accounting differs from that used in the preparation of NVC Holdings' statutory financial statements which are prepared in accordance with generally accepted accounting principles and the relevant Hong Kong Companies Ordinance applicable to enterprises in the Hong Kong Special Administrative Region, and NVC Industrial and NVC Lighting's statutory financial statements which are prepared in accordance with generally accepted accounting principles and the relevant financial regulations applicable to enterprises in the PRC.

Although the reorganized Company did not legally exist as of the date of the pro-forma consolidated financial statements, the directors considered that it is more meaningful and appropriate to present pro-forma consolidated statements of operations and consolidated statements of cash flow for the year ended December 31, 2003. The pro-forma consolidated financial statements have been prepared using the predecessor's historical costs since the reorganizations were all related parties. Under this basis, NVC Holdings has been treated as the holding company of its subsidiaries, NVC Industrial and NVC Lighting, for the financial years presented rather than from the respective dates of their acquisitions as a result of the Company's reorganization and restructuring.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies:

CONSOLIDATION POLICY - All significant inter-company transactions and balances within the Company are eliminated on consolidation.

CASH AND EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with maturity period of three months or less to be cash equivalents. The carrying amounts reported in the accompanying consolidated balance sheet for cash and cash equivalents approximate their fair value.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (EXPRESSED IN US DOLLARS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

ACCOUNTS RECEIVABLE - Provision is made against accounts receivable to the extent, which they are considered to be doubtful. Accounts receivable, all of which are unsecured, are shown in the balance sheet and are stated net of such provision. As of December 31, 2004, provision for doubtful accounts amounted to $217,970. Accounts receivable are charged against the allowance for bad debts at such time as they are determined to uncollectible.

INVENTORIES - Inventories are stated at the lower of cost or market. The cost of inventories comprises all costs of purchases, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The costs of conversion of inventories include fixed and variable production overheads, taking into account the stage of completion. The cost of inventories is determined using the weighted average method.

Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

CONSTRUCTION-IN-PROGRESS - All facilities purchased for installation, self-made or subcontracted are accounted for as construction-in-progress. Construction-in-progress is recorded at acquisition cost, including cost of facilities, and installation expenses. Upon completion and readiness for use of the project, the cost of construction-in-progress is to be transferred to fixed assets.

LONG-LIVED ASSETS AND DEPRECIATION - The Company recognizes impairment losses on long-lived assets used in operations when impairment indicators are present and the undiscounted cash flows estimated to be generated by these assets are less than their carrying values. As of December 31, 2004, the Company had no impaired long-lived assets.

The cost of property, plant and equipment less anticipated salvage values is being depreciated on a straight-line basis over the estimated useful lives of the related assets. Estimated useful lives used for computing depreciation are as follows:


                        Plant and machinery                5 years
                        Molds                              5 years
                        Furniture and fixtures             5 years
                        Motor vehicles                     5 years
                        Office equipment                   3 years


DISTRIBUTION AGREEMENTS - The Company has entered into a number of distribution agreements with distributors, whereby the distributor agrees to be an exclusive distributor of NVC lighting products and has guaranteed to generate specified sales volumes over a 10 year period. Each of these distributors was paid $120,773 for entering into this agreement. The cost of this distribution agreement is being amortized on a straight-line basis over the life of the agreement. As prescribed by the EMERGING ISSUES TASK FORCE ISSUE 01-09:
ACCOUNTING FOR CONSIDERATION GIVEN BY A VENDOR TO A CUSTOMER, the Company has reduced sales by the amortization for 2004 and 2003 totaling $504,228 and $325,081, respectively. The estimated amortization related to these distribution agreements over the next five years and thereafter is as follows:

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (EXPRESSED IN US DOLLARS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED



                YEAR ENDED DECEMBER 31,                   AMORTIZATION
                -----------------------                   ------------
                 2005
                 2006                                     $  519,324
                 2007                                        519,324
                 2008                                        519,324
                 2009                                        519,324
                                                             519,324
                Thereafter                                 1,602,250
                                                          ----------

                Total                                     $4,198,870
                                                          ==========


Advances from customers - Revenue from the sale of goods or services is recognized when goods are delivered or services are rendered. Receipts in advance for goods to be delivered or services to be rendered in the subsequent year are carried forward as advances from customers.

Revenue recognition - Revenue from the sale of goods and services is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed and services have been rendered and invoiced. Other income is recognized when it is earned. Sales to all customers are final. As prescribed by the Emerging Issues Task Force Issue 01-09: Accounting for Consideration Given by a Vendor to a Customer, the Company has reduced sales by the amortization for 2004 and 2003 totaling $504,228 and $325,081, respectively.

Other income consists primarily of sales of scrap materials.

Selling expenses - Included in selling expenses are advertising, sales commissions, outgoing freight, and sales salaries and related expenses. Advertising costs are charged to expense as they are incurred and totaled $1,895,600 and $1,167,949 for 2004 and 2003 respectively. Freight out totaled $1,184,014 and $524,371 for 2004 and 2003, respectively.

Foreign currencies - The financial position and results of operations of the Company are determined using the local currencies (Hong Kong Renminbi or PRC "Renminbi" or "Yuan") as the functional currencies. Foreign currency transactions during the year are converted at the average rate of exchange during the reporting period. Monetary assets and liabilities denominated in foreign currencies at the balance sheet dates are translated at the market rates of exchange ruling at those dates. All exchange differences are dealt with in the statements of operations. The Company's principal country of operations is in the PRC.

The registered equity capital and fixed assets denominated in the functional currency are translated at the historical rate of exchange at the time of capital contribution and purchases of fixed assets and exchange differences arising from translating equity capital, reserves and fixed assets at exchange rate ruling at the balance sheet date are dealt with as an exchange fluctuation reserve.

RETIREMENT BENEFIT COSTS - According to the PRC regulations on pensions, the Company contributes to a defined contribution retirement plan organized by municipal government in the province in which the Company was registered; all qualified employees are eligible to participate in the plan. Contributions to the plan are calculated at 18% of the employees' salaries above a fixed threshold amount and the employees contribute 8% while the Company contributes the balance contribution of 10%. The Company has no other material obligation for the payment of retirement benefits beyond the annual contributions under this plan.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (EXPRESSED IN US DOLLARS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

For the years ended December 31, 2004 and 2003, the Company's pension cost charged to the statements of operations amounted to $7,566 and $13,983, respectively.

CAPITAL RESERVE - Capital reserve represents that amount of reserve appropriated from the net distributable profit after income tax in each year when a net profit after operations is generated. In accordance with the provisions of the Company's Memorandum and Articles of Association, the Company is required to appropriate 5% to 15% of the net distributable profit after enterprises income tax to capital reserve. Two-third of the capital reserve is set aside for possible use for general reserve and one-third is for staff welfare.

Management believes it has accrued sufficient funds to cover all anticipated staff welfare payments as of December 31, 2004 and 2003 and that this reserve is not impaired at this date. The Company shall not be required to appropriate any amount to capital reserve when the balance standing in capital reserve is equal to or exceeds 50% of the registered capital.

TAXATION - Taxation on overseas profits has been calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the country in which the Company operates.

Provision for the PRC enterprise income tax is calculated at the prevailing rate based on the estimated assessable profits less available tax relief for losses brought forward.

                              ENTERPRISE INCOME TAX

Under the Provisional Regulations of the PRC Concerning Income Tax on Enterprises promulgated by the State Council and which came into effect on January 1, 1994, income tax is payable by enterprises at a rate of 33% of their taxable income. Preferential tax treatment may, however, be granted pursuant to any law or regulations from time to time promulgated by the State Council.

No enterprise taxes were accrued for 2004 or 2003 as the Company was granted a full tax exemption for these years. During the next three years, the Company has been granted a reduction in the tax rates to 50% of the applicable statutory enterprise tax rates.

                                 VALUE ADDED TAX

The Provisional Regulations of the People's Republic of China Concerning Value Added Tax promulgated by the State Council came into effect on January 1, 1994. Under these regulations and the Implementing Rules of the Provisional Regulations of the PRC Concerning Value Added Tax, value added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

Value added tax payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (EXPRESSED IN US DOLLARS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of certain financial instruments, including cash, accounts receivable, other receivables, accounts payable, accrued expenses, and other payables approximate their fair values as at December 31, 2004 because of the relatively short-term maturity of these instruments.

USE OF ESTIMATES - The preparation of financial statements in accordance with generally accepted accounting principles require management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS - In May 2003, the Financial Accounting Standards Board issued SFAS No. 150 ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITY AND EQUITY. This standard establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. As of December 31, 2004, the Company had no financial instruments with these characteristics.

In April 2003, the Financial Accounting Standards Board issued SFAS No. 149, AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under FASB No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. As of December 31, 2004, the Company had no derivative or hedging activities.

In November 2004, the FASB issued SFAS No. 151, INVENTORY COSTS - AN AMENDMENT OF ARB NO. 43, CHAPTER 4. SFAS No. 151 requires that certain abnormal costs associated with the manufacturing, freight, and handling costs associated with inventory be charged to current operations in the period in which they are incurred. The adoption of SFAS 151 had no impact on the Company's financial position, results of operations, or cash flows.

In December 2004, the FASB issued a revision of SFAS No. 123, SHARE-BASED PAYMENT. The statement establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees.

The statement requires a public entity to measure the cost of employee service received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). A public entity will initially measure the cost of employee services received in exchange for an award of liability instrument based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation over that period.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (EXPRESSED IN US DOLLARS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

The grant-date for fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of these instruments.

The statement is effective for the quarter beginning January 1, 2006.

In December 2004, the FASB issued SFAS No. 153, EXCHANGES OF NONMONETARY ASSETS-AMENDMENT OF APB OPINION NO. 29. SFAS No. 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for exchanges of nonmonetary assets occurring after June 15, 2005.

Management believes adoption of these new statements will not have any significant effect on the Company's financial condition or results of operations.

4. CONCENTRATIONS OF BUSINESS AND CREDIT RISK

Substantially all of the Company's bank accounts are in banks located in the PRC which are not protected by the FDIC insurance or other insurance.

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and clients and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers and clients, historical trends, and other information. The Company had no single customer that represented 10% or more of sales in either 2004 or 2003.

During 2003 the Company had four suppliers representing 12%, 15%, 12% and 10% respectively of materials purchases. During 2004 the Company had no suppliers representing 10% or more of purchases.

The Company is self insured for all risks and carries no liability or property insurance coverage of any kind.

5. LONG-TERM BANK DEPOSITS

As of December 31, 2004, the Company had pledged $157,005 in long-term bank deposits to banks to secure a motor vehicle loan. The long-term deposits mature in 2008.

6. INVENTORIES

Inventories consist of the following as of December 31, 2004:



        Raw materials                                    $3,533,273
        Finished goods                                    3,537,988
                                                         ----------

                                                         $7,071,261
                                                         ==========

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (EXPRESSED IN US DOLLARS)

7. AMOUNTS DUE TO DIRECTORS

As of December 31, 2004, the Company had the following balances due to its directors:


                                      NAME



                WU Chang-jiang                   $   (190,229)
                HU Yong-hong                         (190,229)
                DU Gang                              (190,228)
                                                 ------------
                                                 $   (570,686)
                                                 ============


The amounts due to the Directors from the Company are unsecured, interest free and have no fixed repayment terms.

8. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, stated at cost less accumulated depreciation, consist of the following as of December 31, 2004:


        Plant and machinery                              $    315,250
        Molds                                                 796,046
        Furniture and fixtures                                 50,821
        Motor vehicles                                        280,477
        Office equipment                                      297,082
                                                         ------------
                                                            1,739,676
        Less: Accumulated depreciation                       (712,870)
                                                         ------------
                                                         $  1,026,806
                                                         ============


Depreciation taken on property and equipment for 2004 and 2003 totaled $256,023 and $200,543, respectively, of which $137,015 and $104,973 were included as a component of cost of goods sold for 2004 and 2003, respectively.

9. CONSTRUCTION-IN-PROGRESS

Construction-in-progress represents construction cost and design fee of $2,678,363 (Rmb.22,176,846) in respect of the construction of the new factory premises in Huizhou. The balance of the outstanding construction contracts totaling $5,663,073, at December 31, 2004, is anticipated to be paid during the year ending December 31, 2005.

Construction-in-progress includes the purchase of land use right of $1,304,348 (Rmb.10,800,000) the land use right certificate applied from Economic Union at Ru Hu Town, Huizhou during the year.

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (EXPRESSED IN US DOLLARS)

10. TAXES PAYABLE

Other taxes payable consist of the following as of December 31, 2004:


                   Value added tax                  $   1,865,748
                   City construction tax                  155,462
                   Education surcharge                     66,626
                   Others                                  70,396
                                                    -------------
                                                    $   2,158,232
                                                    =============


11. MINORITY INTEREST

Minority interest represents the proportionate share (3%) of equity of NVC Industrial. At December 31, 2004, the Company owned 97% of NVC Industrial's registered capital stock.

12. INCOME TAX

Enterprise income tax ("EIT") in the PRC is provided on the basis of the statutory profit for financial reporting purposes, adjusted for income and expense items, which are not assessable or deductible for income tax purposes. Enterprise income tax has been provided in NVC Lighting's financial statements at the rate of 33% on the estimated assessable income derived during the year.

No provision for EIT has been made in the financial statements of NVC Industrial for the year ended December 31 2004 as NVC Industrial has been approved to be recognized as a joint foreign investment enterprise and is therefore exempted from EIT for two years starting from the first year of profitable operation followed by a 50% reduction for the next three years.

There have been no substantial differences between financial and tax reporting of income and expenses, which would give rise to deferred taxes.

Reconciliations between the expected rate and the effective rate for 2004 and 2003 are as follows:

                             YEAR ENDED DECEMBER 31,
                             -----------------------


                                                2004             2003
                                                ----             ----

        Statutory tax rate                       33%              33%
        Benefit of tax holiday                  (33%)            (33%)
                                               -----            -----

        Effective tax rate                        0%               0%
                                               =====            =====

            NVC LIGHTING INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            (EXPRESSED IN US DOLLARS)

13. COMMITMENTS

As of December 31, 2004, the Company has future commitments for construction-in-progress of $5,663,073, to pay supervision of construction sites of $25,362, and to pay future advertising costs totaling $189,209.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2004 for each of the next five years and in the aggregate are:



                December 31, 2005                $     166,667
                December 31, 2006                      141,304
                                                 -------------
                                                 $     307,971
                                                 =============


Rent expense for 2004 and 2003 was $193,883 and $118,183 respectively.